Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Third Quarter 2022 Results

Q3 2022 Highlights and Outlook:
–Revenues of $214.9 million, a 34% improvement compared to the third quarter of 2021
–Net loss of $20.6 million, compared to a net income of $13.6 million in the third quarter of 2021
–Changes in year over year net income primarily relate to several non-recurring and non-operational items which account for $25 million of the change from 2021
–Loss per share of $0.24, compared to earnings per share of $0.12 in the third quarter of 2021
–Bookings of $227 million, a 31% improvement compared to third quarter bookings in 2021
–Ending backlog of $730 million, a 35% increase compared to backlog at the end of the third quarter of 2021
–Expanded pipeline to $7.8 billion of identified global project and upgrade opportunities
–Consolidated adjusted EBITDA of $13.1 million, compared to $18.9 million in the third quarter of 2021
–Fourth Quarter 2022 Adjusted EBITDA target of $25 million to $30 million
–Full Year 2023 Adjusted EBITDA target of $100 million to $120 million

(AKRON, Ohio – November 8, 2022) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the third quarter of 2022.

"While we continue to see rising demand, supported by a strong backlog and favorable increase in bookings for the third quarter driven by our renewable, environmental and thermal segments, our third quarter results reflect the current industry challenges and the negative impacts of the global supply chain pressures and shortages driven by geopolitical issues and the war in Ukraine,” said Kenneth Young, B&W’s Chairman and Chief Executive Officer. “Despite our initiatives to mitigate the ongoing issues impacting the timing of revenue recognition on certain projects, these supply chain headwinds continued to affect both B&W and its customers during the quarter. More specifically, we are experiencing industry-wide bottlenecks with respect to the availability of raw materials, fabrication capabilities and labor shortages, among a broad range of other factors. Importantly, our operational performance on projects remains high and on target and our recently revised expectations are not reflective of any project performance-related issues. In addition, we are seeing strong demand across all our business segments that reinforces our conviction for improved fourth quarter performance followed by continued growth in 2023.”

“Our current visibility for new booking opportunities is expected to drive growth throughout 2023 and beyond, and we anticipate that full year 2023 Adjusted EBITDA will range from $100 million to $120 million, given the current global supply chain challenges,” Young added. “We continue to see a robust pipeline, which has expanded to over $7.8 billion of identified global project opportunities and remain steadfast in positioning the company to be a front-runner in the global clean energy transition.”

Q3 2022 Financial Summary

Consolidated revenues in the third quarter of 2022 were $214.9 million, a 34% improvement compared to the third quarter of 2021, primarily attributable to previously announced acquisitions and higher overall volumes, while partially offset by a lower level of construction activity in our Thermal segment. The negative impacts on the global economy as a result of the ongoing Russia-Ukraine military conflict and other supply chain pressures, including tariffs and other geopolitical issues, continue to adversely impact each of our segments, causing shortages of supplies and materials and affecting the timing of revenue on several projects. Net loss in the third quarter of 2022 was $(20.6) million, a decrease of $(34.2) million compared to net income of $13.6 million in the third quarter of 2021, primarily related to several non-recurring and non-operational items such as, a non-cash impairment on our solar business of $7.2 million, a gain on a sale of an asset of $13.8 million in the prior year, higher interest costs in the current year of $3 million, as well as a number of smaller items. Loss per share in the third quarter of 2022 was $(0.24) compared to earnings per share of $0.12 in the third quarter of 2021.GAAP operating loss in the third quarter of 2022 was $10.3 million compared to operating income of $14.8 million in the third quarter of 2021. Adjusted EBITDA was $13.1 million compared to $18.9 million in the third quarter of 2021. Bookings in the third quarter of 2022 were $227 million, a 31% increase compared to third quarter bookings in 2021. Ending backlog was $730 million, a 35% increase compared to backlog at the end of the third quarter of 2021. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $81.7 million for the third quarter of 2022, an increase of 115% compared to $38.0 million in the third quarter of 2021. The increase in revenue is primarily due to higher volumes of new-build projects and revenues from acquisitions which closed on September 30 and November 30, 2021, respectively. Adjusted EBITDA in the quarter was $4.5 million compared to $11.4 million in the third quarter of 2021, due to a large project improvement of $6.5 million increasing Adjusted EBITDA in 2021 as well as a $4 million negative impact to 2022 primarily from a higher percentage of allocated expenses based upon this segment's revenue growth. Various challenges associated with the negative impact of global supply chain and geopolitical issues also resulted in certain projects being delayed into future quarters. These delays resulted not only in revenue being less than anticipated but negatively affected gross margin and adjusted EBITDA as a result of higher costs which were partially offset, where possible, by various recoveries from customers. In addition, as a result of purchasing the remaining non-controlling interest in our solar business at a discount, we also impaired our existing goodwill value.

Babcock & Wilcox Environmental segment revenues were $44.6 million in the third quarter of 2022, an increase of 17% compared to $38.2 million in the third quarter of 2021. The increase is primarily driven by higher overall volume in our system product lines, offset partially by lower service volume in the current quarter. Adjusted EBITDA was $3.1 million, compared to $3.5 million in the same period last year, primarily driven by the completion of higher margin projects in the prior period along with higher levels of shared overhead and SG&A allocated to the segment being partially offset by higher revenue volume, as described above. Revenue and adjusted EBITDA were lower than anticipated in the segment due to the negative impact of global supply chain challenges and geopolitical issues. These various challenges resulted in certain projects being delayed into future quarters and higher costs all of which could not be recovered from our customers.

Babcock & Wilcox Thermal segment revenues were $91.3 million in the third quarter of 2022, an increase of 9% compared to $83.8 million in the third quarter of 2021. The revenue increase is attributable to two acquisitions closed in February 2022. Adjusted EBITDA in the third quarter of 2022 was $10.8 million, an increase of 15% compared to $9.3 million in the third quarter of 2021, primarily attributable to the same two acquisitions that closed in February 2022. Revenue and adjusted EBITDA were lower than anticipated in the segment due to the negative impact of global supply chain challenges and geopolitical issues. These various challenges resulted in certain projects being delayed into future quarters and the delay of this segment to deliver parts and services in certain of its international markets as anticipated.

Liquidity and Balance Sheet

At September 30, 2022, the Company had total debt of $336.3 million and a cash, cash equivalents and restricted cash balance of $69.5 million.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including rising inflation, higher interest rates, foreign exchange rate fluctuations and the impact of the ongoing conflict in Ukraine and the COVID-19 pandemic, all of which impacted the Company during the first nine months of 2022. The COVID-19 pandemic has continued to create challenges for us in countries that have significant outbreak mitigation strategies, namely, countries in our Asia-Pacific region, which led to temporary project postponements and has continued to impact results in this region. Additionally, the Company has experienced negative impacts to its global supply chains as a result of COVID-19, the war in Ukraine, Russia-related supply chain shortages and other factors, including disruptions to the manufacturing, supply, distribution, transportation and delivery of its products. The Company has also observed significant delays and disruptions of its service providers and negative impacts to pricing of certain of its products. These delays and disruptions have had, and could continue to have, an adverse impact on the Company’s ability to meet customers’ demands. We are continuing to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact to the Company’s operating results cannot be reasonably estimated.

Earnings Call Information

B&W plans to host a conference call and webcast on Tuesday, November 8, 2022 at 5 p.m. EST to discuss the Company’s third quarter 2022 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (844) 200-6205; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 544177. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale.

Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in the release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 or other similar global health crises; the impact of the ongoing conflict in Ukraine; the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; the Company's ability to integrate acquired businesses and the impact of those acquired businesses on the Company's cash flows, results of operations and financial condition, including the Company's acquisitions of Fosler Construction, VODA, FPS and Optimus; the Company’s recognition of any asset impairments as a result of any decline in the value of its assets or efforts to dispose of any assets in the future; the Company’s ability to obtain and maintain sufficient financing to provide liquidity to meet its business objectives, including surety bonds, letters of credit and similar financing; the Company’s ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of the Company’s businesses and ability to win work, including identified project opportunities in the pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; the Company’s ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; delays initiated by our customers; the Company’s ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; the Company’s ability to realize anticipated savings and operational benefits from its restructuring plans, and other cost-saving initiatives; the Company’s ability to successfully address productivity and schedule issues in its B&W Renewable, B&W Environmental and B&W Thermal segments; the Company’s ability to successfully partner with third parties to win and execute contracts within its B&W Renewable, B&W Environmental and B&W Thermal segments; changes in the Company’s effective tax rate and tax positions, including any limitation on its ability to use its net operating loss carryforwards and other tax assets; the Company’s ability to successfully manage research and development projects and costs, including its efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to its lines of business, including professional liability, product liability, warranty and other claims against the Company; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect its net pension liabilities and income; the Company’s ability to successfully compete with current and future competitors; the Company’s ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with its retirement benefit programs; social, political, competitive and economic situations in foreign countries where it does business or seeks new business; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended September 30, 2022.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While the Company believes that these assumptions underlying the forward-looking statements are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and it is impossible for the Company to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenues	$214.9	$160.0	$639.9	$531.1
Costs and expenses:
Cost of operations	176.1	114.6	512.5	404.8
Selling, general and administrative expenses	39.4	38.2	127.4	112.4
Goodwill impairment	7.2	—	7.2	—
Advisory fees and settlement costs	1.2	1.8	10.3	9.7
Restructuring activities	0.4	4.6	0.4	8.0
Research and development costs (benefit)	1.0	(0.2)	2.9	1.0
Gain on asset disposals, net	—	(13.8)	(7.2)	(15.8)
Total costs and expenses	225.2	145.2	653.4	520.0
Operating (loss) income	(10.3)	14.8	(13.4)	11.1
Other expense:
Interest expense	(11.3)	(8.3)	(33.2)	(30.6)
Interest income	0.1	0.1	0.3	0.4
Gain on debt extinguishment	—	—	—	6.5
Gain (loss) on sale of business	—	—	—	(2.2)
Benefit plans, net	7.4	9.9	22.3	24.9
Foreign exchange	(2.0)	(1.7)	(3.2)	(1.1)
Other income (expense) – net	0.5	(0.8)	(0.2)	(1.0)
Total other expense	(5.3)	(0.8)	(14.0)	(3.1)
(Loss) income before income tax expense	(15.7)	13.9	(27.5)	8.0
Income tax expense	4.9	0.3	4.8	6.7
Net (loss) income	(20.6)	13.6	(32.2)	1.3
Net loss (income) attributable to non-controlling interest	2.8	—	3.6	—
Net (loss) income attributable to stockholders	(17.8)	13.6	(28.6)	1.3
Less: Dividend on Series A preferred stock	3.7	3.7	11.1	5.4
Net (loss) income attributable to stockholders of common stock	$(21.5)	$10.0	$(39.7)	$(4.1)

Basic (loss) earnings per share	$(0.24)	$0.12	$(0.45)	$(0.05)
Diluted (loss) earnings per share	$(0.24)	$0.11	$(0.45)	$(0.05)

Shares used in the computation of earnings (loss) per share:
Basic	88.3	86.0	88.1	81.1
Diluted	88.3	87.0	88.1	81.1
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	September 30, 2022	December 31, 2021
Cash and cash equivalents	$48.5	$224.9
Current restricted cash and cash equivalents	9.6	1.8
Accounts receivable – trade, net	146.5	132.1
Accounts receivable – other	46.5	34.6
Contracts in progress	125.0	80.2
Inventories, net	97.8	79.5
Other current assets	24.6	29.4
Total current assets	498.6	582.4
Net property, plant and equipment, and finance lease	81.7	85.6
Goodwill	155.2	116.5
Intangible assets, net	59.8	43.8
Right-of-use assets	30.4	30.2
Long-term restricted cash	11.4	—
Other assets	44.4	54.8
Total assets	$881.6	$913.3

Accounts payable	$122.1	$85.9
Accrued employee benefits	12.1	13.0
Advance billings on contracts	98.0	68.4
Accrued warranty expense	10.6	12.9
Financing lease liabilities	1.1	2.4
Operating lease liabilities	3.8	4.0
Other accrued liabilities	69.5	54.4
Loans payable	2.3	12.4
Total current liabilities	319.5	253.4
Senior notes	333.5	326.4
Long term loans payable	0.5	1.5
Pension and other postretirement benefit liabilities	156.5	182.7
Non-current finance lease liabilities	27.8	29.4
Non-current operating lease liabilities	27.3	26.7
Other non-current liabilities	33.5	34.6
Total liabilities	898.7	854.6
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 and 7,669 at September 30, 2022 and December 31, 2021, respectively	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 88,633 and 86,286 at September 30, 2022 and December 31, 2021, respectively	5.1	5.1
Capital in excess of par value	1,533.9	1,518.9
Treasury stock at cost, 1,867 and 1,525 shares at September 30, 2022 and December 31, 2021, respectively	(113.7)	(110.9)
Accumulated deficit	(1,360.9)	(1,321.2)
Accumulated other comprehensive loss	(82.5)	(58.8)
Stockholders' (deficit) equity attributable to shareholders	(18.0)	33.1
Non-controlling interest	0.9	25.5
Total stockholders' (deficit) equity	(17.1)	58.6
Total liabilities and stockholders' (deficit) equity	$881.6	$913.3
(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(32.2)	$1.3
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	13.2	12.7
Goodwill impairment	7.2	—
Change in fair value of contingent consideration	(9.6)	—
Amortization of deferred financing costs and debt discount	3.9	7.2
Amortization of guaranty fee	0.5	1.4
Non-cash operating lease expense	5.7	3.2
Loss on sale of business	—	2.2
Gain on debt extinguishment	—	(6.5)
Gain on asset disposals	(7.0)	(15.8)
(Benefit from) provision for deferred income taxes	(2.6)	2.6
Prior service cost amortization for pension and postretirement plans	0.6	(1.7)
Stock-based compensation, net of associated income taxes	6.5	6.6
Foreign exchange	3.2	1.1
Changes in assets and liabilities:
Accounts receivable	(26.2)	1.5
Contracts in progress	(48.2)	(9.4)
Advance billings on contracts	28.9	(20.6)
Inventories	(15.1)	(4.7)
Income taxes	(2.1)	(4.2)
Accounts payable	39.6	7.4
Accrued and other current liabilities	(10.8)	(44.8)
Accrued contract loss	3.5	(0.3)
Pension liabilities, accrued postretirement benefits and employee benefits	(27.1)	(47.1)
Other, net	0.8	0.1
Net cash used in operating activities	(67.4)	(107.8)
Cash flows from investing activities:
Purchase of property, plant and equipment	(8.9)	(4.2)
Acquisition of business, net of cash acquired	(64.9)	(27.2)
Proceeds from sale of business and assets, net	2.5	23.8
Purchases of available-for-sale securities	(5.0)	(9.6)
Sales and maturities of available-for-sale securities	8.5	11.4
Other, net	0.3	—
Net cash used in investing activities	(67.6)	(5.9)

(In millions)	Nine Months Ended September 30,
	2022	2021
Cash flows from financing activities:
Issuance of senior notes	5.5	151.2
Borrowings on loan payable	1.3	3.5
Repayments on loan payable	(13.9)	—
Repayments under last out term loans	—	(75.4)
Borrowings under U.S. revolving credit facility	—	14.5
Repayments of U.S. revolving credit facility	—	(178.8)
Issuance of preferred stock, net	—	111.9
Payment of preferred stock dividends	(11.1)	(5.4)
Shares of common stock returned to treasury stock	(2.8)	(4.9)
Issuance of common stock, net	—	160.9
Debt issuance costs	0.2	(16.7)
Other, net	1.8	(1.6)
Net cash (used in) provided by financing activities	(19.1)	159.2
Effects of exchange rate changes on cash	(3.2)	2.8
Net (decrease) increase in cash, cash equivalents and restricted cash	(157.2)	48.3
Cash, cash equivalents and restricted cash at beginning of period	226.7	67.4
Cash, cash equivalents and restricted cash at end of period	$69.5	$115.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES:
Babcock & Wilcox Renewable	$81.7	$38.0	$224.9	$105.2
Babcock & Wilcox Environmental	44.6	38.2	111.2	97.8
Babcock & Wilcox Thermal	91.3	83.8	309.9	328.4
Other	(2.8)	(0.1)	(6.0)	(0.3)
	$214.9	$160.0	$639.9	$531.1

ADJUSTED EBITDA:
Babcock & Wilcox Renewable (5)	$4.5	$11.4	$14.8	$15.0
Babcock & Wilcox Environmental	3.1	3.5	5.1	7.3
Babcock & Wilcox Thermal	10.8	9.3	41.3	32.4
Corporate	(4.4)	(5.9)	(13.0)	(11.5)
Research and development costs	(0.9)	0.5	(2.5)	(0.6)
	$13.1	$18.9	$45.7	$42.6

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (2)	$0.3	$0.3	$1.2	$0.6
Babcock & Wilcox Environmental	0.7	0.8	2.5	2.4
Babcock & Wilcox Thermal (3)	0.4	1.0	2.3	2.3
	$1.4	$2.0	$6.1	$5.3

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.6	$0.7	$1.8	$2.2
Babcock & Wilcox Environmental	0.2	0.4	0.6	1.2
Babcock & Wilcox Thermal	1.5	1.2	4.8	4.0
	$2.3	$2.3	$7.1	$7.4

	As of September 30,
BACKLOG:	2022	2021
Babcock & Wilcox Renewable (4)	$374	$313
Babcock & Wilcox Environmental	121	101
Babcock & Wilcox Thermal	233	130
Other/Eliminations	2	(4)
	$730	$540

(1) Figures may not be clerically accurate due to rounding.
(2) Amortization expense in the Babcock & Wilcox Renewable segment includes $0.3 million and $0.7 million in finance lease amortization for the three and nine months ended September 30, 2022, respectively. Amortization expense in the Babcock & Wilcox Renewable segment includes $0.3 million and $0.6 million in finance lease amortization for the three and nine months ended September 30, 2021, respectively.
(3) Amortization expense in the Babcock & Wilcox Thermal segment includes $0.7 million and $2.2 million in finance lease amortization for the three and six months ended September 30, 2022, respectively. Amortization expense in the Babcock & Wilcox Thermal segment includes $0.9 million and $2.2 million in finance lease amortization for the three and nine months ended September 30, 2021, respectively.
(4)    Babcock & Wilcox Renewable backlog at September 30, 2022, includes $129.7 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.
(5)    Adjusted EBITDA for the nine months ended September 30, 2022 includes a $7.0 million non-recurring gain on sale related to development rights of a future solar project that was sold as well as the reduction to Selling, General and Administrative Costs of $9.6 million for the three and nine months ended September 30, 2022 that resulted from the reversal of the contingent consideration related to an acquisition.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(3)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net (loss) income	$(20.6)	$13.6	$(32.2)	$1.3
Interest expense	12.8	8.9	37.2	31.8
Income tax (benefit) expense	4.9	0.3	4.8	6.7
Depreciation & amortization	4.8	4.3	16.8	12.7
EBITDA	1.9	27.2	26.4	52.5

Benefit plans, net	(7.4)	(9.9)	(22.3)	(24.9)
(Gain) loss on sales, net	—	(13.8)	(0.2)	(13.6)
Stock compensation	3.4	0.2	5.2	8.0
Restructuring activities and business services transition costs	1.7	4.6	6.2	8.0
Advisory fees for settlement costs and liquidity planning	—	1.0	1.9	5.0
Settlement and related legal costs	0.8	0.6	7.2	2.1
Gain on debt extinguishment	—	—	—	(6.5)
Acquisition pursuit and related costs	2.6	4.0	4.8	4.0
Product development (1)	0.8	2.4	2.6	2.7
Foreign exchange	2.0	1.7	3.2	1.1
Financial advisory services	0.4	0.3	1.1	2.6
Contract step-up purchase price adjustment	—	—	1.7	—
Goodwill impairment	7.2	—	7.2	—
Loss from business held for sale	—	—	—	0.5
Other - net	(0.4)	0.7	0.7	1.2
Adjusted EBITDA(2)	$13.1	$18.9	$45.7	$42.6

(1) Costs associated with development of commercially viable products that are ready to go to market.
(2)    Adjusted EBITDA for the nine months ended September 30, 2022 includes a $7.0 million non-recurring gain on sale related to development rights of a future solar project that was sold as well as the reduction to Selling, General and Administrative Costs of $9.6 million for the three and nine months ended September 30, 2022 that resulted from the reversal of the contingent consideration related to an acquisition.
(3) Figures may not be clerically accurate due to rounding.